SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Amendment No. 1

FORM U5S/A

ANNUAL REPORT

For the Fiscal Year Ended September 30, 2001

Filed Pursuant to the

Public Utility Holding Company Act of 1935

by

National Fuel Gas Company

10 Lafayette Square, Buffalo, NY 14203

EXHIBITS
   A.    *(1)   Annual Report on Form 10-K for fiscal year ended September 30, 2001 filed December 17, 2001 (File No. 1-3880).

          (2)   National Fuel Gas Company 2001 Annual Report to Shareholders (paper copy submitted under cover of Form SE).

         *(3)   National Fuel Gas Company Proxy Statement, dated and filed January 10, 2002 (File No. 1-03880).

   B.    Articles of Incorporation, By-Laws and Partnership Agreements.

          (1)   National Fuel Gas Company

                    *i    Restated Certificate of Incorporation of National Fuel Gas Company, dated September 21,
                          1998 (Exhibit 3.1, Form 10-K for fiscal year ended September 30, 1998 in File No.
                          1-3880).

                   *ii    National Fuel Gas Company By-Laws as amended on December 13, 2001 (Exhibit 3.1, Form
                          10-K/A for fiscal year ended September 30, 2001 in File No. 1-3880)

          (2)   National Fuel Gas Distribution Corporation

                    *i    By-Laws, as amended March 11, 1998.  (Exhibit (2)i, designated as Exhibit EX-99-1 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

                   *ii    Restated Certificate of Incorporation of National Fuel Gas Distribution Corporation,
                          dated May 9, 1988 (Exhibit B-1 in File No. 70-7478).

          (3)   National Fuel Gas Supply Corporation

                    *i    By-Laws, as amended (Exhibit (3)i, Form U5S for fiscal year ended September 30, 1989).

                   *ii    Articles of Incorporation of United Natural Gas Company, dated February 1, 1886
                          (Exhibit (3)ii, Form U5S for fiscal year ended September 30, 1984).

                  *iii    Certificate of Merger and Consolidation dated January 2, 1951 (Exhibit (3)iii, Form U5S for fiscal year ended September 30, 1984).

                   *iv    Joint Agreement and Plan of Merger, dated June 18, 1974 (Exhibit (3)iv, Form U5S for fiscal year ended September 30, 1987).

                    *v    Certificate of Merger and Plan of Merger of Penn-York Energy Corporation and National
                          Fuel Gas Supply Corporation dated April 1, 1994 (Exhibit (3)v, designated as Exhibit
                          EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (4)   Leidy Hub, Inc. (formerly Enerop Corporation)

                    *i    By-Laws (Exhibit A-15, File No. 70-7478).

                   *ii    Restated Certificate of Incorporation of Enerop Corporation dated October 15, 1993.
                          (Exhibit (4)ii, designated as Exhibit Ex-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999).

                  *iii    Action by Board of Directors to amend the By-Laws dated October 10, 1993 (Exhibit
                          (4)iii, designated as Exhibit EX-3 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 1993).

         (5)   Seneca Resources Corporation

                    *i    By-Laws, as amended (Exhibit (5)i, Form U5S for fiscal year ended September 30, 1989).

                   *ii    Articles of Incorporation of Mars Natural Gas Company dated March 29, 1913 (Exhibit
                          (5)ii, Form U5S for fiscal year ended September 30, 1984).

                  *iii    Secretary's Certificate dated January 4, 1918 (Exhibit (5)iii, Form U5S for fiscal year ended September 30, 1984).

                   *iv    Articles of Amendment, dated March 30, 1955 (Exhibit (5)iv, Form U5S for fiscal year ended September 30, 1984).

                    *v    Certificate of Amendment changing name of the Mars Company to Seneca Resources
                          Corporation, January 29, 1976 (Exhibit (5)v, Form U5S for fiscal year ended September
                          30, 1984).

                   *vi    Certificate of Merger and Plan of Merger of Seneca Resources Corporation and Empire
                          Exploration, Inc. dated April 29, 1994 (Exhibit (5)vi, designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994).

                  *vii    Articles of Merger and Plan of Merger of HarCor Energy, Inc. with and into Seneca Resources
                          Corporation, filed August 31, 1999.  (Exhibit (5)vii, designated as Exhibit EX-99-3 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

                 *viii    Certificate of Ownership and Merger merging HarCor Energy, Inc. into Seneca Resources
                          Corporation filed August 31, 1999.  (Exhibit (5)viii, designated as Exhibit EX-99-4 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (6)   Empire Exploration Company

                     i    Certificate of Limited Partnership, dated November 28, 1983.  Designated as Exhibit ex99-1 for EDGAR purposes.

                   *ii    Limited Partnership Agreement, dated November 28, 1983, between Empire  Exploration,
                          Inc. (now Seneca Resources Corporation) as general partner and Herman P. Loonsk as limited partner (Exhibit (8), Form U5S for fiscal year ended September 30, 1984).

         (7)   Empire 1983 Drilling Program

                     i    Certificate of Limited Partnership, dated November 28, 1983.  Designated as Exhibit ex99-2 for EDGAR purposes.

                    ii    Amendment of Certificate of Limited Partnership, dated December 21, 1983.  Designated as Exhibit ex99-3 for EDGAR purposes.

                  *iii    Limited Partnership Agreement, dated November 28, 1983, among Empire Exploration, Inc.
                          (now Seneca Resources Corporation) as general partner and those parties collectively called limited partners (Exhibit (9), Form U5S for fiscal year ended September 30,
                          1984).

         (8)   Empire 1983 Joint Venture

                     i    Business Certificate for Partners, dated December 6, 1983.  Designated as Exhibit ex99-4 for EDGAR purposes.

                   *ii    Joint Venture Agreement, dated December 6, 1983, between Empire Exploration, Inc. (now
                          Seneca Resources Corporation) and Empire 1983 Drilling Program (Exhibit (10), Form U5S
                          for fiscal year ended September 30, 1984).

          (9)  Highland Forest Resources, Inc. (formerly Highland Land & Minerals, Inc.)

                    *i    Certificate of Incorporation, dated August 19, 1982 (Exhibit (11)i, Form U5S for fiscal year ended September 30, 1985).

                   *ii    By-Laws (Exhibit (11) ii, Form U5S for fiscal year ended September 30, 1987).

                  *iii    Articles of Merger and Plan of Merger of Utility Constructors, Inc. into Highland Land &
                          Minerals, Inc. filed October 1, 1999.  (Exhibit (9)iii, designated as Exhibit EX-99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                   *iv    Articles of Amendment of the Articles of the Corporation, dated June 8, 2000.  (Exhibit (9)iv, designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 2000.)

      (10)   Data-Track Account Services, Inc.

                    *i    Restated Articles of Incorporation, dated March 2, 1984 (Exhibit A-1, File No. 70-7512).

                   *ii    By-Laws (Exhibit A-2, File No. 70-7512).

      (11)   National Fuel Resources, Inc.

                    *i    Articles of Incorporation, dated January 9, 1991 (Exhibit (14)i, designated as Exhibit
                          EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992).

                   *ii    By-Laws (Exhibit (14)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992).

      (12)   Horizon Power, Inc. (formerly NFR Power, Inc.)

                    *i    Certificate of Incorporation, dated December 13, 1995.  (Exhibit (13)i, designated as Exhibit
                          EX-3-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

                   *ii    By-Laws.  (Exhibit (13)ii, designated as Exhibit EX-3-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

                   iii    Certificate of Amendment of the Certificate of Incorporation of NFR Power, Inc., dated June 20,
                          2001.  Designated as Exhibit ex99-5 for EDGAR purposes.

      (13)   Seneca Energy II, LLC

                     i    Articles of Organization, dated February 23, 2000.  Designated as Exhibit ex99-6 for EDGAR
                          purposes.

                    ii    Amended and Restated Operating Agreement, dated March 1, 2000 (Confidential Treatment Requested)

      (14)   Model City Energy, LLC

                     i    Articles of Organization, dated February 11, 2000.  Designated as Exhibit ex99-7 for EDGAR
                          purposes.

                    ii    Operating Agreement, dated March 1, 2000 (Confidential Treatment Requested)

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

      (15)   Energy Systems North East, LLC

                    i     Certificate of Formation, dated September 26, 2000.  Designated as Exhibit ex99-8 for EDGAR
                          purposes.

                   ii     Limited Liability Company Agreement, dated September 26, 2000 (Confidential Treatment
                          Requested).

      (16)   Horizon Energy Development, Inc.

                    *i    Certificate of Incorporation (Exhibit (13)i, designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995).

                   *ii    By-Laws (Exhibit (13)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995).

      (17)   Horizon Energy Holdings, Inc.

                    *i    Certificate of Incorporation, dated April 1, 1998.  (Exhibit (14)i designated as
                          Exhibit EX99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

                   *ii    By-Laws.  (Exhibit (14)ii, designated as Exhibit EX99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

      (18)   Horizon Energy Development B.V. (formerly Beheeren-Beleggingmaatschappij Bruwabel B.V.)

                    *i    Articles of Incorporation (Exhibit (14), designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996).

                    ii    Notarial Record, dated December 4, 2001.  Designated as Exhibit ex99-9 for EDGAR
                          purposes.

      (19)   Horizon Energy Development, s.r.o. (formerly Power International, s.r.o.)

                    *i    Founding Notarial Deed, dated May 8, 1991 (Exhibit (15)i, designated as Exhibit EX-99-9 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                   *ii    Notarial Deed, dated December 2, 1993 (Exhibit (15)ii, designated as Exhibit EX-99-10 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                  *iii    Notarial Deed, dated June 28, 1996 (Exhibit (15)iii, designated as Exhibit EX-99-11 for
                          EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                   *iv    Notarial Deed, dated November 27, 1996 (Exhibit (15)iv, designated as Exhibit EX-99-12 for
                          EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

   *  Incorporated herein by reference as indicated

EXHIBITS (Continued)

    (20)   Power Development, s.r.o.

                    *i    Founding Notarial Deed, dated May 4, 1994 (Exhibit (16)i, designated as Exhibit
                          EX-99-13 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                   *ii    Notarial Deed, dated June 28, 1996 (Exhibit (16)ii, designated as Exhibit EX-99-14 for
                          EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                  *iii    Notarial Deed, dated November 27, 1996 (Exhibit (16)iii, designated as Exhibit EX-99-15 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

    (21)  Teplarna Kromeriz, a.s.

                    *i    Statutes, dated June 1996 (Exhibit (17), designated as Exhibit EX-99-16 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                    ii    Articles of Association, dated June 27, 2001.  Designated as Exhibit ex99-10 for EDGAR
                          purposes.

    (22)  Teplarna Liberec, a.s.

                    *i    Founding Contract, dated November 11, 1994 (Exhibit (21)i, designated as Exhibit
                          EX99-12 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

                   *ii    Notarial Record, dated November 11, 1994 (Exhibit (21)ii, designated as Exhibit EX99-13 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

                   iii    Articles of Association, dated June 21, 2001.  Designated as Exhibit ex99-11 for EDGAR
                          purposes.

    (23)  Teplo Branany, s.r.o.

                    *i    Partnership Agreement, dated November 18, 1997.  (Exhibit (28)i, designated as Exhibit
                          99-4 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

    (24)  Jablonecka teplarenska a realitni, a.s.

                    *i    Articles of Association.  (Exhibit (29)i, designated as Exhibit EX99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

                         Note:  Jablonecka teplarenska a realitni, a.s. was sold by United Energy, a.s. during the fiscal year ended September 30, 2001.

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

    (25)  Lounske tepelne hospodarstvi, s.r.o.

                    *i     Notarial Records, dated November 12, 1998, January 6, 1999 and December 2, 1999.
                           Designated as Exhibit EX-99-6 for EDGAR purposes, Form U5S for fiscal year ended
                           September 30, 1999.

    (26)  ENOP, s.r.o.

                    *i    Founders Deed, dated December 19, 1995.  (Exhibit (31)i, designated as Exhibit EX99-8 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

    (27)  United Energy, a.s.

                    *i    Notarial Record from Prvni severozapadni teplarenska, a.s., dated September 28, 1998.
                          (Exhibit (28) i, designated as Exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                   *ii    Notarial Record from Severoceske Teplarny, a.s. dated September 28, 1998.  (Exhibit
                          (28) ii, designated as Exhibit EX-99-4 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                  *iii    Court Resolution, dated December 9, 1999.  (Exhibit (28) iii, designated as Exhibit
                          EX-99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                   *iv    Court Resolution, dated July 17, 2000.  (Exhibit (28) iv, designated as Exhibit EX-99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                     v    Articles of Association, dated April 28, 1992, as amended on June 28, 2001.  Designated as Exhibit ex99-12 for EDGAR purposes.

   (28)  Upstate Energy Inc. (formerly Niagara Energy Trading Inc.)

                    *i    Restated Certificate of Incorporation of Niagara Energy Trading Inc., dated May 19,
                          1998.  (Exhibit (32)i, designated as Exhibit EX99-9 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

                   *ii    By-Laws as amended August 24, 1999.  (Exhibit (32)ii, designated as Exhibit EX-99-7 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

   (29)  Roystone Gas Processing Plant Partnership

                    *i    Facility Construction, Ownership and Operating Agreement, dated November 1, 1994.  (Exhibit
                          (33)i, designated as Exhibit EX-99-8 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 1999.)

                   *ii    Ratification and Joinder of Roystone Gas Processing Plant Facility Construction,
                          Ownership and Operating Agreement and Related Agreements, dated September 30, 1999.
                          (Exhibit (33)ii, designated as Exhibit EX-99-9 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

   (30)  Niagara Independence Marketing Company

                    *i    Certificate of Incorporation, dated September 17, 1997 (Exhibit (27)i, designated as
                          Exhibit EX99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

                   *ii    By-Laws amended March 11, 1998.  (Exhibit (33)ii, designated at Exhibit EX99-11 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

                  *iii    Marketing Partnership Agreement among Coastal Gas Marketing DirectLink Corp., MGS Marketing
                          Corp., Niagara Independence Marketing Company and Williams Independence Marketing Company
                          (Exhibit (27)iii, designated as Exhibit EX-99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

   (31)  Seneca Independence Pipeline Company

                    *i    Certificate of Incorporation of Empire Oklahoma, Inc., dated April 16, 1996  (Exhibit
                          (28)i, designated as Exhibit EX-99-6 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 1997).

                   *ii    Certificate of Amendment of Certificate of Incorporation of Empire Oklahoma, Inc.,
                          dated July 24, 1997  (Exhibit (28)ii, designated as Exhibit EX-99-7 for EDGAR purposes,
                          Form U5S for fiscal year ended September 30, 1997).

                  *iii    By-Laws amended September 20, 1999.  (Exhibit (35)iii, designated as Exhibit EX-99-10 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

   (32)  National Fuel Exploration Corp.

                    *i    Certificate of Amalgamation and Articles of Amalgamation, dated June 16, 2000.
                          (Exhibit (33)i, designated as Exhibit EX-99-7 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                   *ii    By-Laws No. 1, dated April 28, 2000.  (Exhibit (33)ii, designated as Exhibit EX-99-8 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

  (33) Player Resources Ltd.

                     i    Certificate of Amalgamation and Articles of Amalgamation, dated September 28, 2001.
                          Designated as Exhibit ex99-13 for EDGAR purposes.

                    ii    By-laws No. 1, dated January 28, 1998.  Designated as Exhibit ex99-14 for EDGAR
                          purposes.

   C.    Indentures

         *   Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving
             Trust Company) (Exhibit 2(b) in File No. 2-51796).

         *   Third Supplemental Indenture dated as of December 1, 1982, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(4) in File
             No. 33-49401).

         *   Tenth Supplemental Indenture dated as of February 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a), Form 8-K dated February 14, 1992 in File No. 1-3880).

         *   Eleventh Supplemental Indenture dated as of May 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(b), Form 8-K dated February 14, 1992 in File No. 1-3880).

         *   Twelfth Supplemental Indenture dated as of June 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(c), Form 8-K dated June 18, 1992 in File No. 1-3880).

         *   Thirteenth Supplemental Indenture dated as of March 1, 1993, to Indenture dated as of October 15,
             1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(14)
             in File No. 33-49401).

         *   Fourteenth Supplemental Indenture dated as of July 1, 1993, to Indenture dated as of October 15,
             1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form
             10-K for fiscal year ended September 30, 1993 in File No. 1-3880).

         *   Fifteenth Supplemental Indenture dated as of September 1, 1996 to Indenture dated as of October 15,
             1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form
             10-K for fiscal year ended September 30, 1996 in File No. 1-3880).

         *   Indenture dated as of October 1, 1999 between the Company and the Bank of New York (Exhibit 4.1, Form
             10-K for the fiscal year ended September 30, 1999 in File No. 1-3880).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         *   Officers Certificate Establishing Medium-Term Notes dated October 14, 1999 (Exhibit 4.2, Form 10-K for the fiscal year ended September 30, 1999 in File No. 1-3880).

         *   Amended and Restated Rights Agreement dated as of April 30, 1999 between National Fuel Gas Company and HSBC Bank USA (Exhibit 10.2, Form 10-Q for the quarterly period ended March 31, 1999 in File No.
             1-3880).

   D.        Tax Allocation Agreement pursuant to Rule 45(c).  Designated as Exhibit ex99-15 for EDGAR purposes.

   E.   *(1)      Employee Relocation Manual filed pursuant to Rule 48(b) (Exhibit E(1), designated as Exhibit EX-99-9 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

        *(2)      National Fuel Employee Computer Purchase Program filed pursuant to Rule 48(b).  (Exhibit E(2), designated as Exhibit EX99-15 for EDGAR purposes, Form U5S for fiscal year ended  September 30,
                  1998).

         (3)      Independence Pipeline Company Unaudited Financial Statements for the quarter and year-to-date period ended December 31, 2000 and the quarter and year-to-date period ended September 30, 2001 filed pursuant to Rule 16.  These documents are subject to a request for confidential treatment under
                  Rule 104(b).

   F.         Schedules supporting items of this Report - None.

   G.     (1)    Organization chart showing relationship to Teplarna Kromeriz, a.s., a foreign utility company.
                 Designated as Exhibit ex99-16 for EDGAR purposes.

          (2)    Organization chart showing relationship to United Energy, a.s., a foreign utility company, and Teplarna Liberec, a.s., a foreign utility company.  Designated as Exhibit ex99-17 for EDGAR purposes.

          (3)    Organization chart showing relationship to Horizon Power, Inc., an exempt wholesale generator, and Energy Systems North East, LLC, an exempt wholesale generator.  Designated as Exhibit ex99-18 for EDGAR purposes.

   H.     (1)    United Energy, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2000.  Designated as Exhibit
                 ex99-19 for EDGAR purposes.

          (2)    Teplarna Liberec, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2000. Designated as Exhibit
                 ex99-20 for EDGAR purposes.

          (3)    Teplarna Kromeriz, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2000.
                 Designated as Exhibit ex99-21 for EDGAR purposes.

*  Incorporated herein by reference as indicated.

   EXHIBITS (Concluded)

          (4)    Horizon Power, Inc. Audited Financial Statements for the Fiscal Year Ended September 30, 2001.
                 Designated as Exhibit Ex 99-22 for EDGAR purposes.

          (5)    Energy Systems North East, LLC Unaudited Financial Statements for the Fiscal Year Ended
                 September 30, 2001.  Designated as Exhibit Ex 99-23 for EDGAR purposes.

*  Incorporated herein by reference as indicated.

S I G N A T U R E

        The undersigned System company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

NATIONAL FUEL GAS COMPANY /s/ Joseph P. Pawlowski Joseph P. Pawlowski, Treasurer and Principal Accounting Officer

Date: January 28, 2002

EXHIBIT INDEX

        EX-99-22 Horizon Power, Inc. Audited Financial Statements for the Fiscal Year Ended September 30, 2001.

        EX-99-23 Energy Systems North East, LLC Unaudited Financial Statements for the Fiscal Year Ended September 30, 2001.